                                                                      Exhibit 11

                       Statement Regarding Computation of
                           Earnings per Common Share

Basic and diluted earnings per share were computed as follows:

                                                  Three months ended              Six months ended
(In thousands, except per share data)                   June 30                       June 30
-----------------------------------------------------------------------------------------------------
                                                1999            1998            1999            1998
                                                ----            ----            ----            ----

Basic earnings per share:
Earnings available for common shares:
   Net income                                  $1,248           1,236           2,358           2,454
   Provision for cash dividends on
      preferred stock                              --              38              --             149
-----------------------------------------------------------------------------------------------------
Net earnings available for common
     shareholders                              $1,248           1,198           2,358           2,305
-----------------------------------------------------------------------------------------------------

Weighted average common shares
     outstanding                                2,397           2,378           2,393           2,375
-----------------------------------------------------------------------------------------------------
Basic earnings per share                       $  .52             .50             .98             .97
-----------------------------------------------------------------------------------------------------

Diluted earnings per share:
Net earnings available for common
    shares and common stock
    equivalent shares deemed to have
    a dilutive effect                          $1,248           1,198           2,358           2,305
-----------------------------------------------------------------------------------------------------

Weighted average common shares
    outstanding                                 2,397           2,378           2,393           2,375
Additional potentially dilutive
    securities (equivalent in common
    stock):
    Stock options                                  22              70              26              68
-----------------------------------------------------------------------------------------------------
Total                                           2,419           2,448           2,419           2,443
-----------------------------------------------------------------------------------------------------
Diluted earnings per share                     $  .52             .49             .98             .94
-----------------------------------------------------------------------------------------------------

The additional potentially dilutive securities calculation for 1999 excludes an average of 42,900 options because the exercise price of the options was greater than the average market price.